UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2015

GTJ REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	333-136110	20-5188065
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

60 Hempstead Avenue, West Hempstead, New York 11552

(Address of Principal Executive Office) (Zip Code)

(516) 693-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 2, 2015, GTJ Realty, LP, a Delaware limited partnership (the “Borrower”), entered into a Credit Agreement (the “Credit Agreement”) with Keybank National Association and Keybanc Capital Markets Inc., as lead arranger (collectively, the “Lenders”). The Credit Agreement contemplated a $50 million revolving line of credit facility, with an initial term of two years, with a one-year extension option, subject to certain other customary conditions.

Loans drawn down by the Borrower under the facility will need to specify, at the Borrower’s option, whether they are Base Rate loans or LIBOR Rate loans. The Base Rate loans will bear a base rate of interest calculated as the greater of: (a) the fluctuating annual rate of interest announced from time to time by the Lenders as their “prime rate,” (b) 0.5% above the rate announced by the Federal Reserve Bank of Cleveland (or Federal Funds Effective Rate), or (c) LIBOR plus 100 basis points (bps). The LIBOR Rate loans will bear rate a LIBOR rate of interest, plus 300 to 350 bps, depending upon the overall leverage of the properties. Each revolving credit loan under the facility will be evidenced by separate promissory note(s). The Borrower agreed to pay to the Lenders a facility unused fee in the amount calculated as 0.30% for usage less than 50% and 0.20% for usage 50% or greater, calculated as a per diem rate, multiplied by the excess of the total commitment over the outstanding principal amount of the loans under the facility at the time of the calculation. The Lenders have the right to reduce the amount of loan commitments under the facility provided, among other things, they give an advance written notice of such reductions and that in no event the total commitment under the facility is less than $25 million. The Borrower may at its option to convert any of the revolving credit loans into a revolving credit loan of another type which loan will then bear interest as a base rate loan or a LIBOR rate loan, subject to certain conversion conditions. In addition, the Lenders also agreed to extend, from time to time, as the Borrower may request, upon an advance written notice, swing loans in the total amount not to exceed $5 million. Such loans, if and when extended, will also be evidenced by separate promissory note(s).

Due to the revolving nature of the facility, amounts prepaid under the facility may be borrowed again. The Credit Agreement contemplates (i) mandatory prepayments by the Borrower of any borrowings under the facility in excess of the total allowable commitment, among other events, and (ii) optional prepayments, without any penalty or premium, in whole or in part, subject to payments of any amounts due associated with the prepayment of LIBOR rate contracts.

The Borrower’s obligations under the facility are secured by a first priority lien and security interest to be held by the agents for the Lenders, in  certain of the property, rights and interests of the Borrower, the Guarantors (as defined below)  their subsidiaries now existing and as may be acquired (collectively, the “Collateral”). GTJ REIT, Inc., GTJ GP, LLC, and each party to the Guaranty are collectively referred to as the “Guarantors.” The parties to the Credit Agreement also entered into several side agreements, including, the Joinder Agreements, the Assignment of Interests, the Acknowledgments, the Mortgages, the Guaranty, and other agreements and instruments to facilitate the transactions contemplated under the Credit Agreement. Such agreements contain terms and provisions that are customary for instruments of this nature.

The Borrower’s continuing ability to borrow under the facility will be subject to its ongoing compliance with various affirmative and negative covenants, including, among others, with respect to liquidity, minimum occupancy, total indebtedness and minimum net worth. The Credit Agreement contains events of default and remedies customary for loan transactions of this sort including, among others, those related to a default in the payment of principal or interest, a material inaccuracy of a representation or warranty, and a default with regard to performance of certain covenants. The Credit Agreement includes customary representations and warranties of the Borrower, which must continue to be true and correct in all material respects as a condition to future draws. In addition, the Credit Agreement also includes customary events of default (in certain cases subject to customary cure), in the event of which, amounts outstanding under the facility may be accelerated.

The contemplated uses of proceeds under the Credit Agreement include, among others, repayment of indebtedness, funding of the acquisitions, development and capital improvements, as well as working capital expenditures.

The foregoing descriptions of the Credit Agreement and other related agreements do not purport to be complete and are qualified in their entirety by reference to the full texts of such agreements. These various agreements contain representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to such agreements and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	may have been qualified in such agreements and instruments by disclosures that were made to the other party in connection with the negotiation of such agreements and instruments;
•	may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and
•	were made only as of the date of such agreements and instruments or such other date or dates as may be specified in such agreements and instruments.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GTJ REIT, Inc. By: /s/ Louis Sheinker Louis Sheinker, President and COO

Date:  December 4, 2015